Exhibit 5.2

1550 Peachtree Street, N.W. Atlanta, Georgia 30309

July 26, 2019

Board of Directors

Equifax Inc.

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

Ladies and Gentlemen:

I am Corporate Vice President and Chief Legal Officer to Equifax Inc., a Georgia corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an indeterminate amount of one or more series of the following securities of the Company: (i) debt securities (the “Debt Securities”), (ii) shares of preferred stock, $0.01 par value per share (the “Preferred Shares”), (iii) shares of common stock, $1.25 par value per share (the “Common Shares”), (iv) warrants to purchase Debt Securities (the “Debt Warrants”); (v) warrants to purchase Preferred Shares (the “Preferred Stock Warrants”); and (vi) warrants to purchase Common Shares (the “Common Stock Warrants” and, together with the Debt Securities, Preferred Shares, Common Shares, Debt Warrants and Preferred Stock Warrants, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, I, or attorneys in the legal department of the Company under my direction, have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including pdfs). I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of all parties thereto. I have further assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Georgia corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) prior to any issuance of Preferred Shares, appropriate articles of amendment will be accepted for record by the Secretary of State of the State of Georgia; and (iv) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement. As to questions of fact material to my opinion,

I have relied upon certificates of officers of the Company and of public officials. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

I, or attorneys in the legal department of the Company under my direction, have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon, subject to and limited by the foregoing, I am of the opinion that (i) the Company is validly existing as a corporation under the laws of the State of Georgia, (ii) the Company has the corporate power under Georgia law to execute and deliver the Securities, (iii) the Preferred Shares (including any Preferred Shares that are duly issued upon the exercise of Preferred Stock Warrants and receipt by the Company of any additional consideration payable upon such exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable and (iv) the Common Shares (including any Common Shares duly issued upon the exchange or conversion of Debt Securities or Preferred Shares that are exchangeable for or convertible into Common Shares or upon the exercise of Common Stock Warrants and receipt by the Company of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of the Company of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of the Company, as the case may be, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of the Registration Statement and speaks as of the date hereof. I assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this opinion under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not hereby admit that I am an “expert” within the meaning of the Act. Hogan Lovells US LLP may rely on the opinion expressed herein, insofar as it relates to the Georgia General Corporation Law, for purposes of delivering its legal opinion in connection with the validity of the Securities.

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Very truly yours,

/s/ John J. Kelley III
John J. Kelley III
Corporate Vice President and Chief Legal Officer